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EXHIBIT 14.1


                              DUJOUR PRODUCTS, INC.

                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                          AND SENIOR FINANCIAL OFFICERS


                                       I.
                            Introduction and Purpose

         This Code of Ethics for Principal Executive and Senior Financial Officers (hereinafter referred to as the "Code") helps maintain standards of business conduct and ensures compliance with legal requirements, specifically, but not limited to, Section 406 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereby for Dujour Products, Inc. (hereinafter referred to as the "Company").

         In addition to securing compliance with legal requirements, the purpose of the Code is to deter wrongdoing and promote ethical conduct, and full, fair, accurate, timely, and understandable disclosure of financial information in the periodic reports of the Company. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.

         Principal and Financial executives hold an important and elevated role in corporate governance and are uniquely capable and empowered to ensure that stockholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which financial executives are expected to adhere and advocate. This Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and others.

                                       II.
                                   Application

         This Code is applicable to the following persons (hereinafter referred to as the "Officers"):

1.       The Company's principal executive officers;
2.       The Company's principal financial officers;
3.       The Company's principal accounting officer or controller; and
4.       Persons performing similar functions.

                                      III.
                                 Code of Ethics:

         Each Officer shall adhere to and advocate the following principles and responsibilities governing professional and ethical conduct:

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1.    Act with honesty and integrity,  avoiding actual or apparent  conflicts of interest in personal and professional relationships.

2. Provide information that is full, fair, accurate, complete, objective, relevant, timely, and understandable to the Company's Board of Directors, the Securities and Exchange Commission, the Company's stockholders, and the public.

3.    Comply with applicable governmental laws, rules, and regulations.

4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

5. Take all reasonable measures to protect the confidentiality of non-public information about the Company acquired in the course of your work except when authorized or otherwise legally obligated to disclose such information and to not use such confidential information for personal advantage.

6. Assure responsible use of and control over all assets and resources employed or entrusted to you.

7. Promptly report to the Chairman of the Audit Committee (or in the absence of an Audit Committee, to the full Board of Directors):

         a.   any information you may have regarding any violation of this Code;

         b. any actual or apparent conflict of interest between personal and/or professional relationships involving management or any other employee with a role in financial reporting disclosures or internal controls;

         c. any information you might have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and its operations;

         d. significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize or report financial data; or

         e. any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

                                       IV.
                 Reporting Procedure, Process and Accountability

         As discussed above, Officers shall promptly report any violation of this Code to the Chairman of the Company's Audit Committee (or in the absence of an Audit Committee, to the full Board of Directors).

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         Reports of  violations  under this Code received by the Chairman of the
Audit Committee shall be investigated by the Audit Committee (or in the absence of an Audit Committee, to the full Board of Directors). If the Audit Committee finds a violation of this Code, it shall refer the matter to the full Board of Directors.

         In the event of a finding that a violation of this Code has occurred, appropriate action shall be taken that is reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notices to the individual involved of the determination that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, and up to and including, if appropriate, termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors (or the independent directors of the Board as the case may be) shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individuals in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

                                       V.
                               Anonymous Reporting

         Any violation of this Code and any violation by the Company or its directors or officers of the securities laws, rules, or regulations, or other laws, rules, or regulations applicable to the Company may be reported to the Chairman of the Audit Committee anonymously.

                                      VI.
                                 No Retaliation

         It is against the Company's policy to retaliate in any way against an Officer for good faith reporting of violations of this Code.

                                      VII.
                              Waiver and Amendment

         The Company is committed to continuously reviewing and updating its policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company's Board of Directors and promptly disclosed pursuant to applicable laws and regulations.

                                      VIII.
                 Acknowledgment Of Receipt Of Code Of Ethics For
                Principal Executive And Senior Financial Officers

         I have received and read the Company's Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"). I understand the standards and policies contained in the Code and understand that there may be additional policies or laws applicable to my job. I agree to comply with the Code in all respects.

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         If I have questions  concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know that I can consult with the Chairman of the Audit Committee, knowing that my questions or reports will remain confidential to the fullest extent possible.

         I understand that my agreement to comply with this Code does not constitute a contract of employment.

___________________________
Officer Name

___________________________
Signature

___________________________
Date




         Please sign and return this form to the Company's Chairman of the Audit Committee (or in the absence of an Audit Committee, to the full Board of Directors).


























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